Exhibit 99.1

Turn Therapeutics Provides Corporate Updates and Reports Second Quarter 2026 Financial Results

Interim Analysis Supports Expansion of GX-03 Phase 2 Study to a Broader Population of Atopic Dermatitis Patients, Including Patients with Moderate-to-Severe Lesions but Lower Overall Disease Extent

Dr. Stephen M. Hahn, Former FDA Commissioner, Appointed Executive Clinical and Regulatory Lead

First Peer-Reviewed Publication Shows GX-03 Significantly Reduced Skin Inflammation in Preclinical Study

Company Plans to Expand GX-03 Pipeline into Hidradenitis Suppurativa, with First Patient Dosing Targeted for Q2 2027

Phase 2 Enrollment Expected to Complete in Fourth Quarter of 2026; Company Expects Cash to Fund Operations into Third Quarter of 2027

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--August 12, 2026-- Turn Therapeutics Inc. (Nasdaq: TTRX), a clinical-stage biotechnology company developing targeted, non-systemic therapies for inflammatory and infectious skin diseases, today provided corporate updates and reported financial results for the three and six months ended June 30, 2026.

“The second quarter was one of the most productive periods in Turn Therapeutics’ history. Our review of interim GX-03 Phase 2 data showed activity across a broader range of atopic dermatitis patients than anticipated, including patients with moderate-to-severe lesions despite lower EASI, or Eczema Area and Severity Index. This represents an important and underserved population that may need stronger treatment options but can be ineligible for certain advanced therapies because their disease does not affect enough of the body. These findings allowed us to refine Stage 2 around this broader population and the endpoints showing the most encouraging treatment separation. During the quarter, we also appointed Dr. Stephen Hahn to strengthen our clinical and regulatory leadership, published our first peer-reviewed preclinical data demonstrating GX-03’s anti-inflammatory activity, and advanced our FDA Type B meeting package. The Phase 2 study continued uninterrupted, and we remain on track to complete enrollment by year-end,” said Bradley Burnam, Chief Executive Officer of Turn Therapeutics.

Company expands Phase 2 study after interim data show activity in a broader and potentially underserved population of atopic dermatitis patients:

On July 7, 2026, Turn Therapeutics completed a detailed review of interim results from its ongoing Phase 2 trial of GX-03 in atopic dermatitis, led by the study’s biostatistician, Dr. Bruce Stouch, and Dr. Stephen Hahn. The analysis showed encouraging treatment separation across a broader range of patients than originally anticipated, including patients with lower Eczema Area and Severity Index (EASI) scores. EASI measures both the intensity of eczema and how much of the body it affects, meaning patients can have moderate-to-severe lesions but still have a relatively low EASI score when their disease affects a smaller portion of the body. These patients can fall into an important treatment gap, with clinically significant disease but insufficient overall body involvement to qualify for certain advanced therapies. When the final Stage 2 enrollment criteria were applied to patients from the completed interim analysis, GX-03 demonstrated treatment separation from vehicle across all four efficacy endpoints selected for Stage 2: 61.5% versus 8.3% achieved clear or almost clear skin at Week 4; 69.2% versus 25.0% achieved at least a 75% improvement in EASI at Week 4; 53.8% versus 16.7% achieved at least a 90% improvement in EASI at Week 8; and 46.2% versus 8.3% achieved complete EASI clearance (EASI-100) at Week 8.

Based on these findings, Turn expanded Stage 2 to enroll approximately 120 to 135 patients across a broader range of overall disease extent while continuing to require moderate-to-severe lesion severity, defined as an IGA score of at least 3. The study will evaluate four efficacy endpoints using a single pre-specified statistical analysis, and based on the treatment differences observed in the interim analysis, the planned Stage 2 sample size provides at least 99.8% statistical power across the four selected endpoints. The study continued without interruption during the interim review, and the Company remains on track to complete enrollment by the end of 2026. Stage 1 also showed a favorable safety profile, with no serious adverse events and no adverse events leading to study drug discontinuation.

Company appoints former FDA Commissioner to lead clinical and regulatory strategy:

On May 18, 2026, Turn Therapeutics appointed Stephen M. Hahn, M.D., as Executive Clinical and Regulatory Lead. Dr. Hahn served as the 24th Commissioner of the U.S. Food and Drug Administration from 2019 to 2021 and previously held senior leadership roles at MD Anderson Cancer Center. In his role at Turn Therapeutics, Dr. Hahn is helping guide clinical development and regulatory strategy for GX-03 and the Company’s broader therapeutic pipeline.

First peer-reviewed scientific publication shows GX-03 reduced inflammation in a preclinical skin model:

On May 27, 2026, Turn Therapeutics announced the publication of a peer-reviewed article in the Journal of Dermatological Treatment reporting results from a preclinical study of GX-03. In the study, GX-03 was evaluated in an established animal model of skin inflammation designed to study an inflammatory pathway known as IL-36, which the Company believes may play an important role in GX-03’s activity. Animals treated with GX-03 twice daily for seven days had substantially clearer skin, on average, than untreated animals, a difference that was statistically significant. No treatment-related adverse effects were observed. The publication is the first of several planned scientific publications examining GX-03. A follow-up manuscript providing additional data on GX-03’s potential mechanism of action is currently in peer review.

Company plans to expand GX-03 development into Hidradenitis Suppurativa (HS):

Turn Therapeutics is planning a Phase 2a study of GX-03 in hidradenitis suppurativa, or HS, a chronic inflammatory skin disease that can cause painful lumps, abscesses, and tunnels beneath the skin. The Company’s research suggests GX-03 targets IL-36, an inflammatory pathway believed to play an important role in both HS and atopic dermatitis, providing a strong scientific rationale for evaluating GX-03 in the disease. HS can also involve microbial imbalance and bacterial burden within affected skin, an additional aspect of the disease that may be relevant given GX-03’s previously demonstrated antimicrobial activity. The Company believes GX-03’s potential to address inflammation while also acting on microbial burden through a single, non-systemic topical therapy may offer a differentiated approach to treating HS. The planned study is expected to enroll approximately 60 patients, with approximately half receiving GX-03 and half receiving vehicle, and will evaluate multiple established measures of HS improvement and patient-reported skin pain at various timepoints. The Company is targeting first patient enrollment in the second quarter of 2027.

Second Quarter 2026 Financial Results

The following highlights summarize the Company’s cash position and spending for the second quarter of 2026:

●	Cash and Cash Equivalents: The Company had $10.3 million in cash and cash equivalents as of June 30, 2026. Based on Company’s estimate, the cash and cash equivalents on hand as of June 30, 2026 provide operational runway, including the ongoing Phase 2 trial in AD, into the third quarter of 2027.

●	General and Administrative (G&A) Expenses: General and administrative expenses for the three months ended June 30, 2026 were $1.2 million, a decrease of $0.1 million compared to $1.3 million for the three months ended June 30, 2025.

●	Research and Development (R&D): R&D expenses were $0.5 million for the three months ended June 30, 2026, an increase of $0.4 million compared to $0.1 million for the same period in 2025, reflecting increased trial activity as patient enrollment in the Phase 2 study progressed.

Financial Tables

Turn Therapeutics Inc.

Consolidated Statements of Operations

(Unaudited, in US Dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
General and administrative	$1,152,996	$1,303,846	$2,258,325	$1,679,591
Research and development	475,064	62,678	584,498	71,937
Total operating expenses	1,628,060	1,366,524	2,842,823	1,751,528
Loss from operations	(1,628,060)	(1,366,524)	(2,842,823)	(1,751,528)

Other income (expense):
Net loss from change in fair value of derivative liability instrument	(3,341,568)	-	(2,644,007)	-
Amortization of deferred offering cost	(638,747)	-	(1,116,394)	-
Interest income (expense), net	(241,359)	5,134	(223,219)	10,296
Other income	-	120,975	5,578	172,260
Total other income (expense)	(4,221,674)	126,109	(3,978,042)	182,556
NET LOSS	$(5,849,734)	$(1,240,415)	$(6,820,865)	$(1,568,972)

Basic and diluted net loss per common share	$(0.20)	$(0.05)	$(0.23)	$(0.06)
Weighted-average common shares outstanding, basic and diluted	29,788,040	27,494,483	29,633,755	27,227,013

Turn Therapeutics Inc.

Selected Balance Sheet Data

(in US Dollars)

	June 30,	December 31,
	2026	2025
	(Unaudited)
Cash and cash equivalents	$10,288,510	$5,076,144
Total assets	16,960,719	12,162,241
Total liabilities	16,273,831	7,475,518
Total stockholders’ equity	686,888	4,686,723

About Turn Therapeutics

Turn Therapeutics is a clinical-stage biotechnology company focused on developing targeted, localized therapies for inflammatory and infectious skin diseases. GX-03 is Turn Therapeutics’ lead investigational topical candidate being developed as a targeted, non-systemic treatment for atopic dermatitis, designed to deliver biologic-level efficacy without the trade-offs of injectable administration or systemic immunosuppression.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements, including statements regarding clinical development plans, optimization of enrollment criteria and endpoints, interpretation of interim clinical observations, expected trial timing, regulatory interactions, anticipated financial results, and the therapeutic potential of GX-03. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Turn Therapeutics’ current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict, including risks related to the success of development programs, the availability of additional financing, and Turn Therapeutics’ ability to execute its strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Turn Therapeutics in general, see the risk disclosures in its filings with the SEC. All such forward-looking statements speak only as of the date they are made, and Turn Therapeutics undertakes no obligation to update or revise these statements, whether as a result of new information, future events, or otherwise.

Investor Relations/ Media Contact:

Sasha Damouni

Damouni Group LLC

sasha@turntherapeutics.com

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